CERTIFICATE OF AMENDMENT OF THE

                         CERTIFICATE OF INCORPORATION OF

                             TANGENT SOLUTIONS, INC.
                              (A Stock Corporation)

     TANGENT SOLUTIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That at a meeting of the Board of Directors of Tangent Solutions, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Certificate of Incorporation thereof numbered "FOURTH: A," so that, as amended, said Article shall be and read as follows: "The total number of shares of stock which the Corporation shall have authority to issue is One Hundred One Million (101,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock"), and One Million (1,000,000) shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the consent of stockholders in lieu of a special meeting of stockholders of said corporation was obtained, in accordance with Section 228 of the General
Corporation Law of the State of Delaware, pursuant to which consent the necessary number of shares required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, Tangent Solutions, Inc. has caused this certificate to be signed by its President, this 7th day of September, 2001.

                                         /s/ Vito Bellezza
                                         --------------------------------
                                         Vito Bellezza, President